Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces First Quarter 2013 Financial Results;
Declares Increased Second Quarter Dividend
Indiana, PA, April 23, 2013 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $10.6 million, or $0.11 diluted earnings per share, for the first quarter ended March 31, 2013, as compared to net income of $11.1 million, or $0.11 diluted earnings per share, in the first quarter of 2012. The slight decrease in net income was primarily the result of reduced net interest and noninterest income, slightly higher provision expense, partially offset by a $5.3 million reduction in noninterest expense. Returns on average assets and average equity for the first quarter 2013 were 0.71% and 5.73%, respectively, as compared to 0.75% and 5.81% for the first quarter 2012.
T. Michael Price, President and Chief Executive Officer, stated, “I am pleased with the continued improvement in our credit quality metrics, our efficiency, and the competitiveness of our retail and corporate banking businesses. Loan growth of $14 million in the first quarter included the effects of about $29 million in reductions to nonperforming loans. We are excited about the future of our company.”
Net Interest Income and Net Interest Margin
First quarter 2013 net interest income, on a fully taxable equivalent basis, decreased $2.9 million, or 6%, to $46.4 million as compared to the first quarter of 2012. The decrease was the result of a 30 basis point decline in net interest margin, partially offset by a $107.1 million increase in average loans and a $55.0 million increase in average investment securities. First quarter 2012 net interest income included the recognition of $1.0 million of interest on a troubled commercial loan relationship that paid off, adding 8 basis points to the first quarter 2012 net interest margin. Net interest margin was 3.45%, 3.57% and 3.75% for the three-month periods ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.
Average deposits increased $52.7 million over the past 12 months, including an $84.3 million, or 11%, increase in noninterest-bearing demand checking accounts. Demand accounts now comprise 18% of total average deposits. First quarter 2013 average deposit mix changes also include $102.2 million of purchased wholesale deposits that represented an alternative to borrowed funds and an opportunity to extend funding terms at more favorable rates.
Credit Quality
The provision for credit losses totaled $4.5 million for the quarter ended March 31, 2013, as compared to $3.8 million in the prior-year period. The first quarter 2013 provision for credit losses included $3.1 million for a $17.2 million nonperforming loan relationship that was sold.
At March 31, 2013, nonperforming loans were $78.3 million, a decrease of $29.3 million from December 31, 2012. The significant reductions in nonperforming loans in the first quarter 2013 included the sale of two troubled commercial real estate loan relationships of $17.2 million and $2.5 million. Other reductions to nonperforming loans included a $3.8 million loan that returned to accrual status and $5.3 million of charge-offs. New additions to nonperforming loan status totaled $3.6 million for the first quarter of 2013. Nonperforming loans as a percentage of total loans were 1.86%, 2.56% and 2.17% for the periods ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.
During the first quarter of 2013, net charge-offs were $9.4 million compared to $4.3 million in the first quarter of 2012. Included in the charge-offs for the first quarter 2013 is $5.3 million previously reserved for at December 31, 2012, and $3.1 million related to the aforementioned loan sales. As a percentage of average loans on an annualized basis, net charge-offs were 0.90%, 0.25% and 0.42% for the periods ended March 31, 2013, December 31, 2012 and March 31, 2012. The allowance for credit losses as a percentage of total loans outstanding was 1.48%, 1.60% and 1.47% for March 31, 2013, December 31, 2012 and March 31, 2012, respectively.
Other Real Estate Owned (“OREO”) acquired through foreclosure was $10.9 million at March 31, 2013, which represented a decrease of $0.3 million from December 31, 2012 and a $10.4 million decrease from March 31, 2012.
Noninterest Income
Noninterest income decreased $2.5 million, or 14%, in the first quarter of 2013 compared to the same period last year. This decrease is primarily the result of a $1.7 million gain from the sale of a commercial loan held-for-sale in 2012 and $1.0 million in rental revenue from an OREO property in 2012, offset by a $0.4 million improvement for credit risk on commercial loan interest rate swaps.
There were no significant recognized net securities gains or other-than-temporary impairment charges for the first quarter of 2013 or 2012. First Commonwealth also did not incur any other-than-temporary impairment charges for 2012 or 2011.
Noninterest Expense
Noninterest expense decreased $5.3 million, or 11%, in the first quarter of 2013 compared to the first quarter of 2012. The decrease is primarily attributable to $3.1 million less in OREO write-downs to current fair value, a $1.5 million reduction in loan collection costs and OREO operating expenses and a $1.0 million decrease in the reserve for unfunded loan commitments. Also affecting the first quarter 2013 noninterest expense comparisons are decreases of $0.2 million in FDIC insurance, $0.2 million in professional fees and services, offset by a $0.2 million increase in occupancy expense and a $0.4 million contingency accrual for client tax reporting.
Full time equivalent staff was 1,383 and 1,426 for the periods ended March 31, 2013 and 2012, respectively. Salaries and employee benefits for the quarter ended March 31, 2013 and 2012 were relatively flat at $21.8 million.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 68% for the quarter ended March 31, 2013 as compared to 70% for 2012.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.06 per share, which is payable on May 17, 2013 to shareholders of record as of May 3, 2013. This dividend represents a 3.5% projected annual yield utilizing the April 22, 2013 closing market price of $6.86.
On January 29, 2013, First Commonwealth's Board of Directors authorized a $25.0 million common stock repurchase program in addition to the $50.0 million common stock repurchase program announced on June 19, 2012.  Under these programs, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934.  Depending on market conditions and other factors, repurchases may be made at any time or from time to time, without prior notice.  First Commonwealth may suspend or discontinue the programs at any time. As of March 31, 2013, First Commonwealth has purchased 5,984,775 shares at an average price of $6.65 per share under these programs.
First Commonwealth's Board of Directors also authorized the redemption of approximately $32.5 million in issued and outstanding 9.50% mandatorily redeemable capital securities issued by First Commonwealth Capital Trust I.  First Commonwealth completed the redemption of these securities on April 1, 2013.
First Commonwealth's capital ratios for Total, Tier I and Leverage at March 31, 2013 were 14.5%, 13.3% and 11.2%, respectively.

Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the first quarter 2013 on Wednesday, April 24, 2013 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-888-317-6016 or through the company's web page, http://www.fcbanking.com via the "Investor Relations" link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation is a $6.1 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth's future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues, increase credit-related costs and reduce the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management's ability to effectively manage credit risk, market risk, operational risk, compliance and legal risk, interest rate risk, and liquidity risk. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:

Media:
Susie Barbour
Media Relations Supervisor
724-463-5618

Investor Relations:
Robert E. Rout
Executive Vice President and Chief Financial Officer
724-349-7220

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$46,447	$48,223	$49,387
Provision for credit losses	4,497	5,706	3,787
Noninterest income	14,885	14,103	17,380
Noninterest expense	41,454	43,842	46,752
Net income	10,553	8,735	11,051

Earnings per common share (diluted)	$0.11	$0.09	$0.11

KEY FINANCIAL RATIOS
Return on average assets	0.71%	0.58%	0.75%
Return on average shareholders' equity	5.73%	4.55%	5.81%
Efficiency ratio(2)	67.59%	70.38%	70.02%
Net interest margin (FTE)(1)	3.45%	3.57%	3.75%

Book value per common share	$7.53	$7.49	$7.30
Tangible book value per common share(4)	5.90	5.86	5.75
Market value per common share	7.46	6.82	6.12
Cash dividends declared per common share	0.05	0.05	0.03

ASSET QUALITY RATIOS
Allowance for credit losses as a percent of end-of-period loans(6)	1.48%	1.60%	1.47%
Allowance for credit losses as a percent of nonperforming loans(6)	79.54%	62.47%	74.45%
Nonperforming loans as a percent of end-of-period loans(5)	1.86%	2.56%	2.17%
Nonperforming assets as a percent of total assets(5)	1.47%	1.99%	1.87%
Net charge-offs as a percent of average loans (annualized)	0.90%	0.25%	0.42%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	12.26%	12.44%	12.86%
Tangible common equity as a percent of tangible assets(3)	9.87%	10.01%	10.40%
Leverage Ratio	11.15%	11.24%	11.74%
Risk Based Capital - Tier I	13.27%	13.28%	13.52%
Risk Based Capital - Total	14.52%	14.53%	14.77%

(5) - Includes held for sale loans.
(6) - Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
INCOME STATEMENT
Interest income	$51,761	$53,867	$56,616
Interest expense	6,343	6,676	8,446
Net Interest Income	45,418	47,191	48,170
Taxable equivalent adjustment(1)	1,029	1,032	1,217
Net Interest Income (FTE)	46,447	48,223	49,387
Provision for credit losses	4,497	5,706	3,787
Net Interest Income after Provision for Credit Losses (FTE)	41,950	42,517	45,600

Changes in fair value on impaired securities	1,864	644	1,498
Non-credit related gains on securities not expected to
be sold (recognized in other comprehensive income)	(1,864)	(644)	(1,498)
Net Impairment Losses	0	0	0
Net securities gains	4	29	0
Trust income	1,663	1,426	1,542
Service charges on deposit accounts	3,401	3,768	3,502
Insurance and retail brokerage commissions	1,417	1,334	1,424
Income from bank owned life insurance	1,428	1,481	1,445
Gain on sale of assets	275	291	2,115
Card related interchange income	3,188	3,540	3,114
Credit risk on interest rate swaps	989	(371)	606
Other income	2,520	2,605	3,632
Total Noninterest Income	14,885	14,103	17,380

Salaries and employee benefits	21,793	20,668	21,758
Net occupancy expense	3,635	3,313	3,404
Furniture and equipment expense	3,272	3,134	3,184
Data processing expense	1,516	1,708	1,563
Pennsylvania shares tax expense	1,190	1,503	1,183
Intangible amortization	358	358	371
Collection and repossession expense	1,151	1,106	2,699
Other professional fees and services	969	1,162	1,199
FDIC insurance	1,050	1,275	1,237
Other operating expenses	6,520	9,615	10,154
Total Noninterest Expense	41,454	43,842	46,752

Income before Income Taxes	15,381	12,778	16,228
Taxable equivalent adjustment(1)	1,029	1,032	1,217
Income tax provision	3,799	3,011	3,960
Net Income	$10,553	$8,735	$11,051

Shares Outstanding at End of Period	99,298,120	99,629,494	105,050,018
Average Shares Outstanding Assuming Dilution	99,305,414	101,787,103	104,816,442

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$53,991	$98,724	$74,889
Interest-bearing bank deposits	1,780	4,258	6,663
Securities	1,325,560	1,199,531	1,244,749
Loans held for sale	0	0	8,076

Loans	4,218,810	4,204,704	4,128,588
Allowance for credit losses	(62,262)	(67,187)	(60,732)
Net loans	4,156,548	4,137,517	4,067,856

Goodwill and other intangibles	161,973	162,331	163,428
Other assets	399,187	393,029	402,983
Total Assets	$6,099,039	$5,995,390	$5,968,644

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$883,307	$883,269	$818,896

Interest-bearing demand deposits	90,276	97,963	122,320
Savings deposits	2,510,615	2,543,990	2,469,736
Time deposits	1,227,380	1,032,659	1,222,879
Total interest-bearing deposits	3,828,271	3,674,612	3,814,935

Total deposits	4,711,578	4,557,881	4,633,831

Short-term borrowings	308,100	356,227	309,373
Long-term borrowings	280,068	280,221	206,768
Total borrowings	588,168	636,448	516,141

Other liabilities	51,565	55,054	51,314
Shareholders' equity	747,728	746,007	767,358
Total Liabilities and Shareholders' Equity	$6,099,039	$5,995,390	$5,968,644

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	March 31,	Yield/	December 31,	Yield/	March 31,	Yield/
	2013	Rate	2012	Rate	2012	Rate
NET INTEREST MARGIN (Quarterly Averages)

Assets
Loans (FTE)(1)(5)	$4,222,606	4.38%	$4,214,000	4.48%	$4,115,483	4.81%
Securities and interest bearing bank deposits (FTE)(1)	1,238,020	2.34%	1,165,991	2.52%	1,183,007	2.92%
Total Interest-Earning Assets (FTE)(1)	5,460,626	3.92%	5,379,991	4.06%	5,298,490	4.39%
Noninterest-earning assets	569,277		582,755		602,863
Total Assets	$6,029,903		$5,962,746		$5,901,353

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,606,695	0.15%	$2,609,722	0.16%	$2,576,259	0.22%
Time deposits	1,141,576	1.14%	1,082,785	1.28%	1,203,668	1.62%
Short-term borrowings	355,912	0.25%	365,697	0.28%	334,454	0.27%
Long-term borrowings	280,152	2.80%	237,975	3.20%	207,338	3.83%
Total Interest-Bearing Liabilities	4,384,335	0.59%	4,296,179	0.62%	4,321,719	0.79%
Noninterest-bearing deposits	849,007		853,520		764,667
Other liabilities	49,295		48,565		50,312
Shareholders' equity	747,266		764,482		764,655
Total Noninterest-Bearing Funding Sources	1,645,568		1,666,567		1,579,634
Total Liabilities and Shareholders' Equity	$6,029,903		$5,962,746		$5,901,353

Net Interest Margin (FTE) (annualized)(1)		3.45%		3.57%		3.75%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$31,576	$43,539	$36,405
Loans on nonaccrual basis held for sale	0	0	8,076
Troubled debt restructured loans on nonaccrual basis	32,565	50,979	41,690
Troubled debt restructured loans on accrual basis	14,140	13,037	3,482
Total Nonperforming Loans	$78,281	$107,555	$89,653
Other real estate owned ("OREO")	10,933	11,262	21,335
Repossessions ("Repo")	742	575	757
Total Nonperforming Assets	$89,956	$119,392	$111,745
Loans past due in excess of 90 days and still accruing	$3,927	$2,447	$8,126
Criticized loans	254,866	288,502	265,526
Nonperforming assets as a percentage of total loans, plus OREO
and Repos	2.13%	2.83%	2.69%
Allowance for credit losses	$62,262	$67,187	$60,732

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$410	$174	$1,676
Real estate construction	72	784	134
Commercial real estate	8,447	59	77
Residential real estate	(401)	753	1,579
Loans to individuals	894	863	823
Net Charge-offs	$9,422	$2,633	$4,289

Net charge-offs as a percentage of average loans
outstanding (annualized)	0.90%	0.25%	0.42%
Provision for credit losses as a percentage of net charge-offs	47.73%	216.71%	88.30%
Provision for credit losses	$4,497	$5,706	$3,787

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	March 31,	December 31,	March 31,
	2013	2012	2012

Tangible Equity:
Total shareholders' equity	$747,728	$746,007	$767,358
Less: intangible assets	161,973	162,331	163,428
Tangible Equity	585,755	583,676	603,930
Less: preferred stock	0	0	0
Tangible Common Equity	$585,755	$583,676	$603,930

Tangible Assets:
Total assets	$6,099,039	$5,995,390	$5,968,644
Less: intangible assets	161,973	162,331	163,428
Tangible Assets	$5,937,066	$5,833,059	$5,805,216

(3)Tangible Common Equity as a percentage of Tangible Assets	9.87%	10.01%	10.40%

Shares Outstanding at End of Period	99,298,120	99,629,494	105,050,018
(4)Tangible Book Value Per Common Share	$5.90	$5.86	$5.75

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.